Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

June 15, 2005

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

Robert L. Howe Joins AEL’s Board of Directors

WEST DES MOINES, Iowa (June 15, 2005) – The Board of Directors of American Equity Investment Life Holding Company (NYSE: AEL), announced the appointment of Robert L.  Howe to the Board of Directors.  The Board of Directors also appointed Mr. Howe to the Audit Committee where he will serve as Chairman.

The board has determined that Howe is an independent director under the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.  The addition of Howe brings the total membership of AEL’s board to 11, in which 7 are independent.

Howe, 62, served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in this position until his retirement in 2002.  During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies.  Since his retirement, Mr. Howe has been an independent consultant.

“Bob’s regulatory background and experience along with his proven record of leadership during his career make him an excellent addition to our Board,” stated D. J. Noble, Chairman and CEO.

 Mr. Howe is a graduate of Drake University, Des Moines, Iowa with a Bachelor of Science in Actuarial Science and did graduate work in human relations at St. John’s University.  His professional designations include Certified Financial Examiner, Certified Insurance Examiner, Certified Government Financial Manager and Accredited Insurance Receiver.

ABOUT AMERICAN EQUITY

Founded in 1995, American Equity Investment Life Holding Company is a full-service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed-rate and index annuities. The company has approximately 250 employees and more than 48,000 agents selling its products in 49 states and District of Columbia.

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